Exhibit 10.2
     FIRST AMENDMENT (the “Amendment”) to the Change of Control Agreement (the “Agreement”) dated as of                          , 200  , by and between [                    ] (the “Executive”) and Phelps Dodge Corporation, a New York corporation (the “Corporation”), dated as of                          , 2006. Terms used without definition herein shall have the respective meanings set forth in the Agreement.
     WHEREAS, the Corporation entered into the Agreement with the Executive to enhance the best interests of the Corporation and provide value to its shareholders by minimizing the risk of the departure or distraction of the Executive to the detriment of the Corporation and its shareholders in the context of a potential or actual Change of Control;
     WHEREAS, the Corporation expects to enter into a definitive agreement dated on or about June 25, 2006 (the “Combination Agreement”) pursuant to which the Corporation will combine with Inco Limited pursuant to a plan of arrangement under the laws of Canada (the “Transaction”);
     WHEREAS, the consummation of the Transaction will constitute a Change of Control for purposes of the Agreement; and
     WHEREAS, pursuant to and in accordance with Section 11(g) of the Agreement, the Corporation and the Executive have determined that, in light of and subject to the consummation of the Transaction, it is in the mutual best interests of the Corporation, its shareholders and the Executive to amend the Agreement to reduce certain of the Executive’s rights and entitlements under the Agreement and to make the other changes set forth in this Amendment.
AMENDMENT
     NOW THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Corporation and the Executive hereby agree as follows:
1.	This Amendment shall be effective as of the Effective Time (as such term is defined in the Combination Agreement of the Transaction). In the event that the Combination Agreement is terminated prior to the occurrence of the Effective Time or if the Effective Time does not otherwise occur on or prior to January 1, 2007, this Amendment shall be null and void ab initio and shall have no force or effect.
The parties hereto acknowledge and agree that the Amendment shall apply solely with respect to the Transaction and shall not apply with respect to any other transaction (including, without limitation, any transaction that is consummated subsequent to the Transaction) that, if consummated, would constitute a Change of Control for purposes of the Agreement.

2.	The first paragraph of Section 1 of the Agreement is hereby amended to delete all sentences following the first sentence thereof.
3.	Section 5 of the Agreement is hereby amended to replace subsection (d) thereunder with the following new subsection (d):
“(d)	GOOD REASON. For purposes of this Change of Control Agreement, the term “Good Reason” means that you have terminated your employment with the Corporation and all subsidiaries of the Corporation on account of one or more of the following events (and you have not agreed to such event in writing):
(i)	a material reduction in the duties and responsibilities you held immediately prior to such Change of Control;
(ii)	a reduction by the Corporation or any subsidiary of the Corporation in your base salary or your target bonus opportunity under the Corporation’s Annual Incentive Compensation Plan (or any successor plan thereto) as in effect immediately prior to such Change of Control;
(iii)	a material reduction in the aggregate level of benefits from those provided to you immediately prior to the Change of Control under the Corporation’s employee benefit plans and programs, not taking into account any reduction that is generally applicable to all employees eligible to participate in any such plan or program; or
(iv)	the Corporation’s or any subsidiary’s requiring you to be based anywhere other than a location within 50 miles of your location immediately prior to such Change of Control.”
4.	The remaining provisions of the Agreement shall remain in full force and effect.
5.	Miscellaneous
(a)	Employment at Will. This Amendment shall neither obligate the Corporation or any subsidiary of the Corporation to continue you in its employ (or to employ you in any particular office or to perform any specified responsibility) nor obligate you to continue in the employ of the Corporation or any subsidiary of the Corporation.
(b)	Successors. This Amendment shall be binding upon and inure to the benefit of the Executive, the Executive’s estate and the Corporation and any successor of the Corporation, but neither this Amendment nor any rights arising hereunder may be assigned or pledged by you.

(c)	Governing Law. This Amendment shall be governed by the laws of the State of New York.
(d)	Severability. If any provision of this Amendment as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Amendment or the validity or enforceability of this Amendment.
(e)	Confidentiality. The Executive hereby agrees that he or she will not disclose to any person or entity (other than to his or her personal legal advisor on a need-to-know basis), the nature and content of any negotiations, discussions, presentations or other communications with respect to this Amendment or, prior to the public disclosure of this Amendment by the Corporation, the existence or the terms and conditions of this Amendment.
          IN WITNESS WHEREOF, the Corporation has duly executed this Amendment by its authorized representative and the Executive has hereunto set [his] [her] hand, in each case as of the date of this Amendment.

PHELPS DODGE CORPORATION

By:

Name:
Title:

EXECUTIVE:

[Name]
[Title]

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